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                              FOR IMMEDIATE RELEASE

                   KELLSTROM INDUSTRIES NAMES OSCAR TORRES CFO


Sunrise, FL - February 10, 2000 -- Kellstrom Industries, Inc. [NASDAQ: KELL] today announced its Chief Financial Officer, Michael Wallace, has advised the Company of his intention to leave the Company to pursue a career with an Internet start-up company in an unrelated field. Oscar Torres, CPA, who has been Kellstrom's Vice President-Finance & Corporate Controller, has been named Chief Financial Officer. Mr. Torres received his undergraduate degree from Florida International University and an MBA from University of Miami. Mr. Wallace is working with Mr. Torres and the Company to ensure a smooth transition.

Commenting, Zivi R. Nedivi, President & CEO, stated, "We wish Mike every success in his new business endeavor, and thank him for his contribution to Kellstrom. Oscar's promotion is well-deserved, his background fits our needs and he has done an excellent job since he joined the Company. There should be no disruption with Mike's departure as Oscar has been instrumental in building Kellstrom's financial department, most recently as head of our internal accounting and finance staff. Before that he was a senior member of OUR KPMG Peat Marwick audit team. Our annual audit is well underway and we are not anticipating any delays in finalizing our 1999 fourth quarter/year end results."

Kellstrom Industries, Inc. is a leader in the airborne equipment segments of the international aviation services after-market. Kellstrom's principal business is the purchasing, overhauling (through subcontractors), reselling and leasing of aircraft, avionics and aircraft rotables, and engines and engine parts. The Company is also a leading international after-market reseller of turbo-jet engines and turbo-jet engine parts for helicopters and large cargo transport aircraft for which it also supplies airframe material. The Company specializes in providing engines and parts for large turbo-fan engines manufactured by CFMI, General Electric, Pratt & Whitney and Rolls Royce. The Company is also an approved supplier to an international customer base including major domestic and international airlines; original equipment manufacturers and engine overhaul shops.

THE COMPANY, FROM TIME TO TIME, MAY DISCUSS FORWARD-LOOKING INFORMATION. THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON MANY ASSUMPTIONS AND FACTORS, AND ARE SUBJECT TO MANY CONDITIONS, INCLUDING THE COMPANY'S CONTINUING ABILITY TO EFFECTIVELY INTEGRATE THE ACQUIRED COMPANIES, ACQUIRE ADEQUATE INVENTORY AND TO OBTAIN FAVORABLE PRICING FOR SUCH INVENTORY, THE ABILITY TO ARRANGE FOR THE REPAIR OF AIRCRAFT ENGINES BY THIRD-PARTY CONTRACTORS PRIOR TO RESALE OR LEASE, COMPETITIVE PRICING FOR THE COMPANY'S PRODUCTS, CUSTOMER CONCENTRATION, DEMAND FOR THE COMPANY'S PRODUCTS WHICH DEPENDS UPON THE CONDITION OF THE AIRLINE INDUSTRY, ABILITY TO COLLECT RECEIVABLES, GOVERNMENT REGULATION, AND THE EFFECTS OF INCREASED INDEBTEDNESS AS A RESULT OF THE COMPANY'S BUSINESS ACQUISITIONS. EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED IN THIS RELEASE, ALL FORWARD-LOOKING INFORMATION ARE ESTIMATES BY THE COMPANY'S MANAGEMENT AND ARE SUBJECT TO VARIOUS RISKS AND